UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Denman, Gary L.
   1900 Gallows Road
   Vienna, VA  22182
   U.S.
2. Issuer Name and Ticker or Trading Symbol
   GRC International, Inc.
   GRH
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   6/30/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Executive Vice President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock, $.10 par value |      |    |                  |   |           |174.265(1)         |(I)   |By Plan Trust              |
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Common Stock, $.10 par value |      |    |                  |   |           |5,205.2752(2)      |(D)   |                           |
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
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
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
Employee Stock Option (r|$16.00  |     |    |           |   |(3)  |3/8/0|Common Stock|40,000 |       |40,000      |(D)|            |
ight to buy)            |        |     |    |           |   |     |5    |            |       |       |            |   |            |
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Employee Stock Option (r|$23.19  |     |    |           |   |(3)  |9/21/|Common Stock|20,000 |       |20,000      |(D)|            |
ight to buy)            |        |     |    |           |   |     |05   |            |       |       |            |   |            |
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Employee Stock Option (r|$18.31  |     |    |           |   |(3)  |9/26/|Common Stock|25,000 |       |25,000      |(D)|            |
ight to buy)            |        |     |    |           |   |     |06   |            |       |       |            |   |            |
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Employee Stock Option (r|$7.875  |     |    |           |   |(4)  |5/28/|Common Stock|200,000|       |200,000     |(D)|            |
ight to buy)            |        |     |    |           |   |     |08   |            |       |       |            |   |            |
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Officers Stock Option (r|$5.50   |     |    |           |   |(3)  |7/24/|Common Stock|50,000 |       |50,000      |(D)|            |
ight to buy)            |        |     |    |           |   |     |07   |            |       |       |            |   |            |
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Cash Comp Repl Option (r|(5)     |     |    |           |   |(6)  |(6)  |Common Stock|12,534 |       |12,534      |(D)|            |
ight to buy)            |        |     |    |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option (r|$1.7692 |9/30/|A   |15,325     |A  |(6)  |(6)  |Common Stock|15,325 |       |15,325      |(D)|            |
ight to buy)            |        |98   |    |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option (r|$1.5216 |12/31|A   |2,266      |A  |(6)  |(6)  |Common Stock|2,266  |       |2,266       |(D)|            |
ight to buy)            |        |/98  |    |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option (r|$1.6418 |3/31/|A   |2,098      |A  |(6)  |(6)  |Common Stock|2,098  |       |2,098       |(D)|            |
ight to buy)            |        |99   |    |           |   |     |     |            |       |       |            |   |            |
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Cash Comp Repl Option (r|$1.8972 |6/30/|A   |1,816      |A  |(6)  |(6)  |Common Stock|1,816  |       |1,816       |(D)|            |
ight to buy)            |        |99   |    |           |   |     |     |            |       |       |            |   |            |
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
Explanation of Responses:
(1) Units of the GRC International Stock Fund held in the Company's Deferred Income Plan; (2) Shares purchased under the Company's Employee Stock Purchase Plan; (3) 50% exercisable 2 years after grant; 75% exercisable 3 years after grant; and 100% exercisable 4 years after grant; (4) 50% exercisable 1 year after grant and 100%
exercisable 2 years after grant; (5) Exercise prices ranging from $1.299 to $9.429. Represents options granted in lieu of salary or bonus otherwise payable; (6) Options granted in lieu of salary or bonus otherwise payable. 80%
exercisable upon grant; 90% exercisable 2 years after grant; 95% exercisable 3 years after grant; and 100% exercisable 4 years after grant, no fixed expiration date, expires 3 years after employee's termination.